Exhibit 99.1

NEWS RELEASE

SPX ANNOUNCES 2011 ANNUAL GUIDANCE

Estimates 5 to 10 Percent Revenue Growth in 2011

2011 Earnings From Continuing Operations Range of $4.20 to $4.50 Per Share

Targets EPS Increase of Approximately 24 Percent Over 2010* Adjusted EPS

CHARLOTTE, NC — January 19, 2011 — SPX Corporation (NYSE:SPW), today announced its 2011 annual financial guidance. “We are encouraged going into 2011 and believe we are now in the early stages of recovery. For 2011 we expect organic growth in all four of our segments. We are targeting an EPS increase of approximately 24 percent over 2010* adjusted EPS,” said SPX Chairman, President and Chief Executive Officer Christopher J. Kearney.

“Key macroeconomic drivers continue to indicate growing worldwide demand for power and energy, food and beverage, and vehicle service, especially in emerging markets such as India, Africa and China. We believe that SPX will continue to play a significant role in meeting these global demands and have stepped up our investment in innovation to help meet our customers’ business needs.

“We remain focused on maintaining strong liquidity and financial flexibility.  Based on better than anticipated operating cash flow, we were able to make a voluntary contribution of $100 million to our pension plans in 2010 and anticipate we will still deliver full year adjusted free cash flow** in line with our previously communicated range of $180 to $220 million,” Kearney added.

SPX stated that it expects the following results in 2011:

•                  Revenues are expected to be in the range of $5.2 to $5.4 billion, resulting in an increase of 5% to 10% compared to 2010. Organic revenues** are expected to increase 2% to 7% from 2010, while completed acquisitions and the impact of currency fluctuations are expected to increase reported revenues by approximately 3% from 2010.

•                  Earnings from continuing operations are expected to be $4.20 to $4.50 per share.

•                  Net cash from continuing operations is expected to be $370 to $410 million, while capital expenditures are expected to be approximately $150 million. The resulting free cash flow** range is expected to be between $220 and

$260 million. This performance represents 100% to 120% conversion of expected net income.

SPX will discuss its 2011 guidance at a meeting with investors at 1:00 p.m. Eastern Time today.  The meeting will be held at the Mandarin Oriental Hotel in New York City and will be webcast. Both the webcast and a printable file of the slide presentation will be available in the Investor Relations section of the company’s website at www.spx.com. A replay of the webcast will be available until Wednesday, February 2, 2011.  In addition, the company expects to release its fourth quarter and full year 2010 financial results on Thursday, February 17, 2011.

SPX Corporation (NYSE: SPW) is a Fortune 500 multi-industry manufacturing leader that provides its customers with highly-specialized, engineered solutions to solve critical business issues.

SPX products and technologies play an important role in the expansion of global infrastructure to help meet increased demand for power and energy and support many different sources of power generation, including coal and natural gas, nuclear, solar and geothermal. The company’s innovative product portfolio, containing many energy efficient products, includes cooling systems for power plants throughout the world; highly advanced food processing components and turnkey, scalable systems serving the global food and beverage industry; process equipment that assists a variety of flow processes including oil and gas exploration, distribution and refinement and power generation; handheld diagnostic tools that aid in vehicle maintenance and repair; and power transformers that allow utility companies to regulate electric voltage, transmission and distribution.

With headquarters in Charlotte, North Carolina, SPX has approximately 15,000 employees in more than 35 countries worldwide. Visit www.spx.com.

* All variances from 2010 numbers are based on the estimates presented by SPX on November 3, 2010.  The Company’s reference to these estimates in the press release is not an update, confirmation, affirmation or disavowal of the estimates.  These estimates do not reflect any subsequent developments.

** Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange

Commission, including the company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target,” “indicate” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contact:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403 / 704-804-3717
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(Unaudited; in millions)

FREE CASH FLOW RECONCILIATION

	Range for the twelve months ended December 31, 2010		Range for the twelve months ended December 31, 2011
	Low-end	High-end	Low-end	High-end
Net cash from continuing operations	$246.0	$286.0	$370.0	$410.0

Capital expenditures — continuing operations	(90.0)	(90.0)	(150.0)	(150.0)

Free cash flow from continuing operations	$156.0	$196.0	$220.0	$260.0

Add back: Payments on early termination of swap agreements	25	25

Adjusted free cash flow from continuing operations	$180	$220

ORGANIC REVENUE RECONCILIATION

	Estimated for the year ended December 31, 2011
	Net Revenue Growth	Acquisitions	Foreign Currency	Organic Revenue Growth

Consolidated SPX Corporation	5% to 10%	1.5%	1.5%	2% to 7%

ADJUSTED EARNINGS PER SHARE RECONCILIATION

	2010E* Guidance Range
Diluted net income per share of common stock from continuing operations	$3.52	$3.67

Tax Matters	(0.40)	(0.40)

Loss on early extinguishment of interest rate protection agreements and term loan	0.33	0.33

Adjusted diluted net income per share of common stock from continuing operations	$3.45	$3.60